         As filed with the Securities and Exchange Commission on May 16, 1997
                                            Registration No. 333-
                                                                 -------------

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                             ----------------------------
                                       FORM S-8
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------------

                             MEDICAL GRAPHICS CORPORATION
                (Exact name of registrant as specified in its charter)

              MINNESOTA                                    41-1316712
    (State or other jurisdiction                      (I.R.S. Employer
    of incorporation or organization)                 Identification No.)

                                350 OAK GROVE PARKWAY
                             SAINT PAUL, MINNESOTA  55127
                (Address of Principal Executive Offices and zip code)
                             ----------------------------

                                 WARRANT AGREEMENT OF
                                CATHERINE A. ANDERSON
                               (Full title of the Plan)
                             ----------------------------

                                                 Copy to:
    Glenn D. Taylor                              Thomas G. Lovett, IV
    350 Oak Grove Parkway                        Lindquist & Vennum P.L.L.P.
    Saint Paul, Minnesota 55127                  4200 IDS Center
    (Name and address of agent for service)      Minneapolis, MN  55402
                                                 (612) 371-3211

                             ----------------------------
                                    (612) 484-4874
            (Telephone number, including area code, of agent for service)

                             ----------------------------

                           CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------
                                                      Proposed            Proposed
Title of                                              Maximum             Maximum
Securities                     Amount                 Offering            Aggregate      Amount of
to be                          to be                   Price              Offering     Registration
Registered                   Registered              Per Share             Price           Fee
-----------------------------------------------------------------------------------------------------------
Common Stock,                130,000 shares           $4.00 (1)           $520,000 (1)   $158.00
$.05 par value,
to be issued pursuant
to Warrant Agreement
of Catherine A. Anderson
-----------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the exercise price of the warrant which is higher than the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on May 12, 1997.

                                        PART I

    Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.


                                       PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

    (a) The Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1996.

    (b) The Quarterly Report of the Company on Form 10-QSB for the quarter ended March 31, 1997.

    (c) The Definitive Proxy Statement dated May 2, 1997 for the Annual Meeting of Shareholders held on May 22, 1997.

    (d)  The description of the Company's Capital Stock as follows:

         COMMON STOCK. The Company has one class of Capital Stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), Common Stock, $.05 par value. The Company is authorized to issue up to 10,000,000 shares of Common Stock. No share of Common Stock is entitled to preference over any other share, and each share is equal to any other share in all respects. Holders are entitled to one vote for each share held of record at each meeting of shareholders. In any distribution of capital assets, whether voluntary or involuntary, holders are entitled to receive pro rata the assets remaining after creditors have been paid in full. Holders of Common Stock have no preemptive rights. The outstanding shares are, and the Common Stock offered hereby upon payment therefore will be, fully paid and nonassessable.

         CUMULATIVE VOTING. There is no cumulative voting for the election of directors. Accordingly, the owners of a majority of shares of Common Stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares will not be able to elect any directors.

         DIVIDEND POLICY. The Company has adopted the policy of retaining all of its earnings to finance the growth of its business and, accordingly, does not anticipate payment of any dividends in the foreseeable future.

         CLASS A STOCK. In addition, in Marcy 1997, the Company's Board of Directors designated 500,000 shares of its Capital Stock as a new Class A Stock (the "Class A Stock") and established certain rights and preferences with respect to the Class A Stock. The Class A Stock has a liquidation preference of $3.375 per share. Each Class A share is currently convertible into one share of Capital Stock and has voting rights equal to the Capital Stock into which it is convertible. The Company has a total of 444,445 shares of Class A Stock outstanding. The Class A Stock is not registered pursuant to Section 12 of the Exchange Act.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Articles of Incorporation provide that the personal liability of a director for monetary damages for breach of fiduciary duty as a director is limited to the fullest extent permitted by Minnesota law. Minnesota law provide that a director is not liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date such indemnification provision became effective. Provisions regarding indemnification of officers and directors of the Company are also contained in Section 45 of the Company's Bylaws.

    Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in such person's official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statutes,
Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys' fees) incurred by a person in advance of the final disposition of a proceeding in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    The issuance of the Warrant was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

ITEM 8. EXHIBITS.  (Filed electronically herewith)

    EXHIBIT

    4.1       Warrant Agreement of Catherine A. Anderson
    5.1       Opinion of Lindquist & Vennum P.L.L.P
    23.1      Consent of Lindquist & Vennum P.L.L.P. (included in
               Exhibit 5.1)
    23.2      Consent of Deloitte & Touche L.L.P.
    23.3      Consent of Ernst & Young L.L.P.
    24.1      Power of Attorney
               (included on signature page)

ITEM 9. UNDERTAKINGS.

(a)      The Company hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on May 15, 1997.

                             MEDICAL GRAPHICS CORPORATION


                             By     \s\ Glenn D. Taylor
                                -------------------------------------------
                                Glenn D. Taylor, President and
                                Chief Executive Officer


                                  POWER OF ATTORNEY

    The undersigned officers and directors of Medical Graphics Corporation hereby constitute and appoint Glenn D. Taylor and Mark W. Sheffert, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on the date and in the capacities indicated.

SIGNATURE

   \s\ Glenn D. Taylor                           Dated: May 15, 1997
-------------------------------
Glenn D. Taylor, President,
Chief Executive Officer
(Principal Executive Officer) and Director

   \s\ Dale H. Johnson                           Dated: May 15, 1997
-------------------------------
Dale H. Johnson, Chief Financial
Officer (Principal Financial
Officer)

   \s\ Mark W. Sheffert                          Dated: May 15, 1997
-------------------------------
Mark W. Sheffert, Chairman

   \s\ Anthony J. Adducci                        Dated: May 15, 1997
-------------------------------
Anthony J. Adducci, Director

   \s\ Gerald T. Knight                          Dated: May 15, 1997
-------------------------------
Gerald T. Knight, Director

   \s\ W. Edward Mcconaghay                      Dated: May 15, 1997
-------------------------------
W. Edward McConaghay, Director

   \s\ Donald C. Wegmiller                       Dated: May 15, 1997
-------------------------------
Donald C. Wegmiller, Director

   \s\ John C. Penn                              Dated: May 15, 1997
-------------------------------
John C. Penn, Director

   \s\ John D. Wunsch                            Dated: May 15, 1997
-------------------------------
John D. Wunsch, Director